                                                               EXHIBIT 99.(a)(1)

                        [LETTERHEAD OF B. WAYNE HUGHES]


          ================================================================
          IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, CHRISTOPHER WEIL & COMPANY, INC., AT
          (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 or (818) 244-8080. IF YOU NEED
          HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617) 575-3120.
          ==================================================================


                                            March 21, 1997


          Re:  Tender Offer for Units of
               Public Storage Properties IV, Ltd.
               ----------------------------------


Dear Unitholder:

          B. Wayne Hughes ("Hughes") is offering to purchase up to 6,000 of the limited partnership units (the "Units") in Public Storage Properties IV, Ltd., a California limited partnership (the "Partnership") at a net cash price per Unit of $447 (the "Offer"). There will be no commissions or fees paid by you associated with the sale. A tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. HUGHES IS A GENERAL PARTNER OF THE PARTNERSHIP.

          The Offer is not conditioned upon a minimum number of Units being tendered. If more than 6,000 Units are validly tendered, Hughes will only accept 6,000 Units, with such Units purchased on a pro rata basis.

          SINCE HUGHES IS A GENERAL PARTNER OF THE PARTNERSHIP, NO RECOMMENDATION IS MADE TO ANY UNITHOLDER WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

          Hughes has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. Hughes urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Units and receive a net cash price of $447 per Unit, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope at the address set forth on the back cover of the Offer to Purchase. The Offer will expire on April 21, 1997 unless extended.

          Thank you for your prompt attention to this matter.

                                       Very truly yours,


                                      /s/ B. Wayne Hughes
                                      -------------------------------
                                      B. Wayne Hughes

                    OFFER TO PURCHASE FOR CASH UP TO 6,000
                         LIMITED PARTNERSHIP UNITS OF
                    PUBLIC STORAGE PROPERTIES IV, LTD., AT
                               $447 NET PER UNIT
                                      BY
                                B. WAYNE HUGHES



            ==========================================================
            THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD
            WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 21, 1997, UNLESS THE OFFER IS EXTENDED.
            ==========================================================


     B. WAYNE HUGHES ("HUGHES") IS OFFERING TO PURCHASE UP TO 6,000 OF THE LIMITED PARTNERSHIP UNITS (THE "UNITS") IN PUBLIC STORAGE PROPERTIES IV, LTD., A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AT A NET CASH PRICE PER UNIT OF $447 (THE "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 6,000 UNITS (APPROXIMATELY 15% OF THE OUTSTANDING UNITS) ARE VALIDLY TENDERED, HUGHES WILL ACCEPT ONLY 6,000 UNITS, WITH SUCH UNITS PURCHASED ON A PRO RATA BASIS.

     The Offer involves certain risk factors and detriments that should be considered by holders of Units, including the following:

          . Since Hughes is a General Partner of the Partnership, no recommendation is made to Unitholders with respect to the Offer.

          . The Offer Price was established by Hughes and is not the result of arm's length negotiations.

          . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

                                                   (Continued on following page)

                             ____________________

                                   IMPORTANT

     Any holder of Units (a "Unitholder") desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase.

     Any questions about the Offer may be directed to the Soliciting Agent, Christopher Weil & Company, Inc., at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. The Soliciting Agent will receive 2% of the Offer Price for each Unit tendered and accepted by Hughes. See "The Offer - Soliciting Agent."

                             ____________________

          . Hughes and an affiliate, Public Storage, Inc. (the "Company" or "PSI"), which currently own 48.2% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 63.2% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners).

          . The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit.

          . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later.

          . A tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. See "Special Considerations."

     The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company and the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such information for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc. ("PSE"), 301 Pine Street, San Francisco, California 94104.

     Hughes and the Company have filed with the Commission a statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, the Partnership will be required to file with the Commission a statement on Schedule 14D-9 furnishing certain information with respect to its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                       The First National Bank of Boston

              By Mail                        By Hand               By Overnight Courier
 The First National Bank of Boston      BancBoston Trust     The First National Bank of Boston
        Shareholder Services           Company of New York   Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway               150 Royall Street
         Mail Stop 45-02-53                 3rd Floor               Mail Stop 45-02-53
          Boston, MA 02105             New York, NY 10006            Canton, MA 02021

                                     (ii)

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
SUMMARY.....................................................................................    1
    The Parties.............................................................................    1
    The Offer...............................................................................    1
    Purpose of the Offer....................................................................    1
    Position of the General Partners With Respect to the Offer..............................    2
    Special Considerations..................................................................    2

SPECIAL CONSIDERATIONS......................................................................    2
    Conflicts of Interest with Respect to the Offer.........................................    2
    No Arms' Length Negotiation.............................................................    2
    Control of all Partnership Voting Decisions by Hughes and the Company...................    3
    Offer Price Less than General Partners' Estimate of Liquidation Value per Unit..........    3
    Possible Increase in Value..............................................................    3
    Alternatives to Tendering Units.........................................................    3
    Taxable Gain............................................................................    3

BACKGROUND AND PURPOSE OF THE OFFER.........................................................    4
    The Partnership.........................................................................    4
    Hughes..................................................................................    5
    The Company.............................................................................    5
    Prior Tender Offer......................................................................    5
    Relationships...........................................................................    5
    Purpose of the Offer....................................................................    7

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER..................................    7

DETERMINATION OF OFFER PRICE................................................................    9

THE OFFER...................................................................................    9
    Terms of the Offer......................................................................    9
    Proration; Acceptance for Payment and Payment for Units.................................    9
    Procedures for Tendering Units..........................................................   10
    Withdrawal Rights.......................................................................   11
    Extension of Tender Period; Termination and Amendment...................................   12
    Source of Funds.........................................................................   12
    Conditions of the Offer.................................................................   13
    Fees and Expenses.......................................................................   13
    Soliciting Agent........................................................................   13
    Dissenters' Rights and Investor Lists...................................................   14
    Federal Income Tax Consequences.........................................................   14
    Miscellaneous...........................................................................   14

EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS...............................................   14
    Control of the Partnership..............................................................   14
    Effect on Trading Market................................................................   14
    Partnership Status......................................................................   15
    Partnership Business....................................................................   15

MARKET PRICES OF UNITS......................................................................   16
    General.................................................................................   16
    Information Obtained from Dean Witter Regarding Sales Transactions......................   17
    Information From The Stanger Report Regarding Sales Transactions........................   17
    Information from the Chicago Partnership Board Regarding Sales Transactions.............   18

                                     (iii)

                                                                               Page
                                                                               ----
CERTAIN RELATED TRANSACTIONS...................................................  19
    General Partners' Interest.................................................  19
    Property Management........................................................  19
    Limited Partner Interests..................................................  19

SCHEDULE 1  -   PARTNERSHIP DISTRIBUTIONS...................................... 1-1
SCHEDULE 2  -   PROPERTY INFORMATION........................................... 2-1
SCHEDULE 3  -   PARTNERSHIP FINANCIAL STATEMENTS............................... 3-1
SCHEDULE 4  -   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS OF THE PARTNERSHIP................... 4-1
SCHEDULE 5  -   DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC........ 5-1

                                     (iv)

To the Holders of Limited Partnership Units of
Public Storage Properties IV, Ltd., a California limited partnership


                                    SUMMARY

     UNITHOLDERS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE, INCLUDING THE MATTERS DISCUSSED UNDER "SPECIAL CONSIDERATIONS," AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

     Certain significant matters discussed in this Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase.

THE PARTIES

Public Storage Properties IV, Ltd.     The Partnership, organized in 1978, owns
                                       interests in 17 properties. The general partners of the Partnership are Hughes, the chairman of the board, chief executive officer and controlling shareholder of the Company, and the Company (the "General Partners"). See
                                       "Background and Purpose of the Offer --
                                       The Partnership" and "-- Relationships."
                                       At December 31, 1996, there were
                                       approximately 1,506 holders of record
                                       owning 40,000 Units.  Hughes and the
                                       Company collectively own 19,277 Units in the Partnership (48.2% of the outstanding
                                       Units).

B. Wayne Hughes                        Hughes is a General Partner of the
                                       Partnership and the chairman of the
                                       board, chief executive officer and
                                       controlling shareholder of the Company.
                                       See "Background and Purpose of the
                                       Offer -- Hughes" and "--Relationships."

Public Storage, Inc.                   The Company is a real estate investment
                                       trust ("REIT"), organized in 1980 as a
                                       California corporation, that has invested primarily in existing mini-warehouses.
                                       The Company is one of the General
                                       Partners of the Partnership. See
                                       "Background and Purpose of the Offer --
                                       The Company" and "-- Relationships."

THE OFFER

Number of Units
Subject to Offer                       6,000 (approximately 15% of the
                                       outstanding Units).

Offer Price                            $447 per Unit (the "Offer Price").

Expiration, Withdrawal
 and Proration Date                    April 21, 1997, unless extended.  See
                                       "The Offer."

PURPOSE OF THE OFFER

     Hughes has decided to increase his ownership of the Partnership and has chosen to accomplish this through a tender offer on terms he believes are attractive to him. Hughes believes that the acquisition of Units through the Offer represents a good investment for him. Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units as an alternative to a possible third party tender offer for 4.9% of the Units. See "Background and Purpose of the Offer -- Purpose of the Offer."

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     In view of their conflicts of interest, the General Partners make no recommendation to any Unitholder to tender or to refrain from tendering Units. The Offer Price is less than the General Partners' estimate of the liquidation value per Unit. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership. See "Position of the General Partners With Respect to the Offer." Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent.

SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          . The General Partners have substantial conflicts of interests with respect to the Offer;

          . The Offer Price has been established by Hughes and is not the result of arms' length negotiations;

          . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price;

          . After the Offer, Hughes and the Company, which currently own 48.2% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could own as much as 63.2% of the Units and be in a position to control all Partnership voting decisions;

          . The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit;

          . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and may continue to do so, although there can be no assurance;

          . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of the Units now or later.

          . A tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. See "Special Considerations."

                            SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          Conflicts of Interest with Respect to the Offer.  Since the Offer is
          -----------------------------------------------
          being made by Hughes, a General Partner of the Partnership, Hughes has substantial conflicts of interest with respect to the Offer. Hughes has an interest in purchasing Units at the lowest possible price, whereas Unitholders who desire to sell have an interest in selling their Units at the highest possible price. Hughes could have proposed a liquidation of the Partnership, which may have resulted in higher proceeds to Unitholders, instead of offering to purchase a portion of the Units.

          No Arms' Length Negotiation.  The Offer Price has been established by
          ---------------------------
          Hughes, who is a General Partner of the Partnership, and is not the result of arms' length negotiations between Hughes and the Partnership. The General Partners have not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged to represent the Unitholders, the terms of the Offer might have been different and the unaffiliated person might have been able to negotiate a higher Offer Price. Hughes, the chief executive officer of the Company, the largest owner and operator of mini-warehouses in the United States, believes that the Offer presents an opportunity to increase, on attractive terms, his investment in mini-warehouses in which he already has an interest.

          Control of all Partnership Voting Decisions by Hughes and the Company.
          ---------------------------------------------------------------------
          Hughes and the Company, which currently own 48.2% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 63.2% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners). This voting power could (i) prevent non-tendering Unitholders from taking action they desired but that Hughes and the Company opposed and (ii) enable Hughes and the Company to take action desired by the Company but opposed by non-tendering Unitholders. Conflicts could exist between the best interests of the Partnership and Hughes and the Company with regard to the operation, sale or financing of the Partnership's properties. For example, continued operation of the properties could be in the interests of Hughes and the Company, while a sale could be in the interest of the Partnership.

          Offer Price Less than General Partners' Estimate of Liquidation Value
          ---------------------------------------------------------------------
          per Unit.  The Offer Price is 10% less than the General Partners'
          --------
          estimate of the liquidation value per Unit. There is no present intention to liquidate the Partnership. The Offer may not be advantageous to Unitholders who do not need to sell their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

          Possible Increase in Value.  The General Partners believe that the
          --------------------------
          Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          Alternatives to Tendering Units.  As alternatives to tendering their
          -------------------------------
          Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent. Meetings of limited partners may be called at any time by the General Partners or by one or more limited partners holding 10% or more of the outstanding Units by delivering written notice of such call to the General Partners.

          Taxable Gain.  A tender of Units will result in a substantial capital
          ------------
          gain (estimated at $400 per Unit for original Unitholders) to a tendering Unitholder unless it is a tax-exempt investor. See "The Offer -- Federal Income Tax Consequences."

                      BACKGROUND AND PURPOSE OF THE OFFER

     THE PARTNERSHIP. The Partnership is a California limited partnership which raised $20,000,000 from the sale of 40,000 Units at $500 per Unit in a registered public offering of the Units completed in November 1978. All of the Partnership's net proceeds of that offering have been used to develop 17 mini-warehouses. One of the properties was destroyed by Hurricane Andrew in 1992 and rebuilt in 1994. The properties were developed at an original total cost of $17,851,000 and were financed in 1988; $29,360,000 in financing proceeds were distributed to the limited and general partners (approximately $545 per Unit).

     The general partners of the Partnership are Hughes, the chairman of the board, chief executive officer and controlling shareholder of the Company, and the Company. The Partnership's properties are managed by the Company. The Partnership's properties, like those of the Company, are operated under the "Public Storage" name.

     For certain information on Partnership distributions and on Partnership properties (including property operations for 1996), see Schedules 1 and 2 to this Offer to Purchase, respectively, and for financial information on the Partnership refer to Schedule 3 to this Offer to Purchase and the reports on the Partnership filed with the Commission, which may be obtained in the manner described on the inside front cover to this Offer to Purchase.

     The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's property operating results for 1996, the Partnership's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included as Schedules 2, 3 and 4, respectively, to this Offer to Purchase. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP.

                                    Nine Months Ended
                                    September 30, (3)                      Year Ended December 31,
                                   --------------------   ---------------------------------------------------------
                                                            (In thousands, except per Unit data)
OPERATING DATA:                        1996       1995        1995        1994        1993        1992        1991
                                     ------   --------    --------    --------    --------    --------    --------
Revenues                             $5,744   $  5,758    $  7,629    $  7,085    $  6,979    $  6,743    $  6,395
Depreciation and amortization           602        548         742         692         648         617         577
Net income (loss)                     1,254      1,244       1,724       1,208       1,099         796         441
General partners' share of
 net income                              14         14          20          13          12           9          38
Limited partners' per Unit
 data (1):
  Net income (loss)                   31.00      30.75       42.60       29.88       27.18       19.68       10.08
  Cash distributions                     --         --          --          --          --          --        2.50
Funds from operations (2)(3)          1,856      1,792       2,341       1,900       1,747       1,413       1,018

                                   As of September 30,                     As of December 31,
                                   -------------------   ---------------------------------------------------------
                                                                  (In thousands, except per Unit data)
BALANCE SHEET DATA:                               1996        1995        1994        1993        1992        1991
                                                 ------      ------      -------    --------    -------      ------
Cash and cash equivalents                     $  2,268    $    967    $    551    $  2,807    $  1,125    $  1,470
Marketable securities (fair value
 at September 30, 1996 and
 December 31, 1995, cost at
 December 31, 1994, 1993 and 1992)               6,722       5,645       3,948       1,485         732          --
Total assets                                    20,186      18,367      16,505      17,548      14,677      14,788
Mortgage note payable                           26,556      27,178      28,086      28,754      29,355      29,897
Book value per Unit (4)                        (180.55)    (203.80)    (235.75)    (258.18)    (278.55)    (293.30)
---------------

(1) Limited Partners' per Unit data is based on the weighted average number of Units (40,000) outstanding during the year.

(2) Funds from operations is defined as income before loss on early extinguishment of debt and gains or losses on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization and (ii) less distributions (from operations) to minority interests in excess of minority interest in income. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Partnership. Accordingly, FFO is not a substitute for the Partnership's net cash provided by operating activities or net income as a measure of the Partnership's liquidity or operating performance.

(3)  Unaudited.

(4) This per unit amount is unaudited and does not include an allocation of the valuation amount for unrealized gains/(losses) on marketable securities.

     HUGHES. Hughes is the chairman of the board, chief executive officer and controlling shareholder of the Company. Hughes has a net worth in excess of $10 million.

     THE COMPANY. The Company is a REIT, organized in 1980 as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At September 30, 1996, the Company had equity interests (through direct ownership, as well as general and limited partnership interests and capital stock interests) in 1,072 properties located in 37 states, consisting of 1,037 mini-warehouse facilities and 35 business parks. The Company's Common Stock (symbol "PSA") and ten series of preferred stock are traded on the NYSE. Since November 1995, the Company has been self-administered and self-managed through a merger with Public Storage Management, Inc. ("PSMI"). At September 30, 1996, the Company had total assets, total debt and total shareholders' equity of approximately $2.4 billion, $112.6 million and $2.1 billion, respectively. The Company has an option to purchase from Hughes Units tendered in the Offer at his cost after 12 months from the Expiration Date. The Company also has an option to purchase from Hughes his interests in partnerships (and REITs), including Units in the Partnership.

     The Company's principal executive offices are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. Its telephone number is
(818) 244-8080.

     Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission, the NYSE or the PSE, in the manner described on the inside front cover to this Offer to Purchase.

     PRIOR TENDER OFFER. In April 1995, the Company acquired in a tender offer an aggregate of 16,292 Units at $250 per Unit.

     RELATIONSHIPS. The following chart shows the relationships among the Partnership, the Company and the General Partners. As reflected in the table below, the Company is controlled by Hughes, its chairman of the board and chief executive officer. Hughes and the Company are the General Partners of the Partnership, the properties of which are also managed by the Company.

                             [CHART OMITTED HERE]
                            Description of Graphic

     Chart illustrating the affiliated relationships among the Partnership, the Company and Hughes: the Company is a general partner and the property manager of the Partnership and owner of 32.4% of the Units in the Partnership; Hughes is a general partner of the Partnership and owner of 15.8% of the Units in the Partnership; Hughes owns 40.5% of the Company and Public Shareholders own 59.5% of the Company.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.



Hughes       =  B. Wayne Hughes. Hughes, one of the General Partners, is the
                chairman of the board and chief executive officer of the Company and owner of 15.8% of the Units in the Partnership.

Partnership  =  Public Storage Properties IV, Ltd., a California limited partnership.

Company      =  Public Storage, Inc., the Corporate General Partner and owner of
                32.4% of the Units in the Partnership. Percentage of stock ownership of the Company by Hughes represents percentage of outstanding shares of Common Stock owned as of March 18, 1997, by Hughes and members of his immediate family.

     PURPOSE OF THE OFFER. Hughes and the Company have been General Partners of the Partnership since its organization in 1978. Accordingly, they are familiar with the operations and prospects of the Partnership. In addition, Hughes and the Company beneficially own 19,277 of the 40,000 outstanding Units in the Partnership (48.2%). All of these Units have been acquired since May 1979 for an aggregate purchase price of $4,702,386 in cash. Substantially all of these Units were acquired directly from Unitholders, including 16,292 Units acquired in a tender offer completed in April 1995 at $250 per Unit, and the balance through secondary firms of the type described below under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." For certain additional information on recent Company purchases of Units, see "Market Prices of Units -- General."

     Hughes has decided to increase his ownership of the Partnership and has chosen to accomplish this through a tender offer on terms that he believes are attractive to him. Hughes believes that he will benefit from ownership of Units acquired in the Offer. Hughes believes that the acquisition of Units through the Offer represents a good investment for him. Also, Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units as an alternative to a possible third party tender offer for 4.9% of the Units.

          POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     Since Hughes is a General Partner of the Partnership and there is no independent general partner, no recommendation is made to any Unitholder to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, INCLUDING NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES AND TAX POSITION. The General Partners believe that the Offer provides all Unitholders who require or desire liquidity the opportunity to receive cash for their Units without paying the fees or commissions often paid in connection with transactions through secondary firms. Also, the Offer is an alternative to a possible third party tender offer for 4.9% of the Units. See "Market Prices of Units."

     The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit set forth under "Determination of Purchase Price." Also, a tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. However, the General Partners have no present intention to seek the liquidation of the Partnership because they believe that it is not an opportune time to sell mini-warehouses and a sale could have adverse federal and state income tax consequences to many Unitholders and the General Partners. The Partnership's properties were originally developed in 1978-79 with the expectation that they be sold or financed within seven to ten years. The Partnership generated substantial cash distributions (approximately $678 per Unit) until its properties were financed in 1988 and the financing proceeds distributed (approximately $545 per Unit). Cash distributions were discontinued in 1991 to enable the Partnership to increase its cash reserves in connection with restructuring its property debt which matures in October 1998. In or prior to October 1998 the Partnership would be required to refinance or sell its properties. The Partnership has sought from time to time to restructure its property debt. If restructured, the Partnership might be able to reinstate distributions. There is no assurance that the debt will be restructured or that distributions will be reinstated.

     Although there can be no assurance, based on recently completed environmental investigations, the Partnership is not aware of any environmental contamination of its facilities material to its overall business or financial condition. The Partnership's results of operation have improved over the last several years and the General Partners believe that the Partnership's properties have appreciated in value and may continue to do so, as a result of the decrease in the level of new mini-warehouse construction from the peak levels of new construction in 1984-1988. There can be no assurance, however, that the improvement in property operations will continue or that the Partnership's properties will continue to appreciate in value. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP INCLUDED AS SCHEDULES 3 AND 4, RESPECTIVELY, TO THIS OFFER TO PURCHASE.

     While the Offer presents each Unitholder with the opportunity to make an individual decision on whether or not to dispose of his or her Units, a sale of the properties and liquidation of the Partnership could result in a higher price for Unitholders and a higher cost to the Company, a General Partner of the Partnership, if the properties are sold to the Company. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units at a meeting or by written consent. See "Special Considerations -- Alternatives to Tendering Units."

     The General Partners will continue after the Offer to receive the same share of distributions with respect to the Partnership that they received prior to the Offer.

     Since 1994 the Company has entered into merger agreements with 13 affiliated REITs under which the Company has acquired, or is acquiring, the REITs' properties in transactions under which the REITs' shareholders were, or are being, afforded, on a tax free basis, the opportunity to convert their investment in the REITs into an investment in the Company, which generally owns the same type of properties as the REITs. These merger agreements were conditioned on approval by the respective REITs shareholders and satisfied the obligation in all but one of the REITs' bylaws to present a proposal to its shareholders for the sale or financing of its properties at a specified time. The Company has also acquired properties from affiliated private partnerships, which, unlike the Partnership, had little or no diversification because of the small number of properties they owned.

     The Company intends, from time to time, to acquire additional Units. The Company has no present plans or intentions to engage in a "going private transaction" with the Partnership, which is defined generally in the Commission's rules as a merger or other extraordinary transaction between an entity and its affiliates that reduces the number of security holders below 300.

          The General Partners do not intend any material change in the Partnership's operations after the Offer. However, the Company may at a later time offer to acquire the Partnership's properties and the acquisition could result in liquidation payments to Unitholders higher, or lower, than the Offer Price. After the Offer, Hughes and the Company could own as much as 63.2% of the Units and thus control a sale of the properties.

                          DETERMINATION OF OFFER PRICE

     The Offer Price has been established by Hughes and is not the result of arm's length negotiations. The Offer Price represents 90% of the General Partners' estimate of the liquidation value per Unit. The General Partners' estimate of the liquidation value per Unit is based on their own analysis of the Partnership.

     The General Partners have estimated the liquidation value per Unit ($497) as follows: (i) computed the estimated value of the operating facilities by applying to the Partnership's property net operating income (12 months ended December 31, 1996) before non-recurring charges and after certain property tax adjustments, as reduced for capital expenditures (3.5% of rental income), a capitalization rate of 9.75%, (ii) reduced the valuation by estimated sales expenses of 5%, (iii) added the Partnership's other net assets as of September 30, 1996 (consisting primarily of cash and shares of Company common stock using a market price of $27 per share), (iv) deducted the Partnership's mortgage debt, including a prepayment penalty of $2,069,000, (v) allocated the Partnership's net assets between the limited partners (74.17%) and the General Partners (25.83%) in accordance with the Partnership Agreement and (vi) divided the limited partners' share by the number of outstanding Units.

     The capitalization rate used by the General Partners in estimating the liquidation value per Unit is within the range of capitalization rates observed by them in other sales transactions during 1996. An actual sale of the Partnership's properties would likely result in a higher or lower liquidation value per Unit. In arriving at the Offer Price, the estimated liquidation value per Unit was reduced by 10% to reflect ongoing Partnership administrative expenses and lack of liquidity of the Units.

                                   THE OFFER

     TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer") (including, if the Offer is extended or amended, the terms of any such extension or amendment), Hughes will accept for payment and pay for up to 6,000 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on April 21, 1997, unless and until Hughes in his sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Hughes, shall expire. Unitholders who tender their Units will not be obligated to pay partnership transfer fees or commissions.

     The Offer Price is $447 per Unit.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. Hughes reserves the right (but shall not be obligated), in his reasonable discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, Hughes reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Partnership has provided Hughes the list of Unitholders for the purpose of disseminating the Offer. Unitholders whose Units are accepted for payment in the Offer will not receive any cash distributions payable after the Expiration Date.

     Hughes and the Company collectively beneficially own 19,277, or approximately 48.2%, of the outstanding Units.

     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is not more than 6,000, Hughes, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

     If the number of Units validly tendered and not withdrawn prior to the Expiration Date is more than 6,000 Units, Hughes, upon the terms and subject to the conditions of the Offer, will accept for payment only 6,000 Units, with such Units purchased on a pro rata basis. If proration would result in a Unitholder owning less than five Units, Hughes will not accept any Units tendered by such Unitholder in the Offer.

     If proration of tendered Units is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, Hughes may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to Hughes' obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, Hughes does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Hughes will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Hughes shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if Hughes gives oral or written notice to the Depositary of Hughes' acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from Hughes and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or Hughes is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to Hughes' rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Hughes, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Offer.

     If, prior to the Expiration Date, Hughes shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     Hughes reserves the right to transfer or assign, at any time and from time to time, in whole or in part, without notice to Unitholders to one or more affiliates or family members, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve Hughes of his obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR TENDERING UNITS. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

     In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on April 21, 1997 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints Hughes' designees as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by Hughes. Such appointment will be effective when, and only to the extent that, Hughes accepts such Units for payment. Upon such acceptance for payment, (i) all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the designees of Hughes will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. Hughes reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon Hughes' acceptance for payment of such Units, Hughes must be able to exercise full voting and other rights as a record and beneficial owner with respect to such Units, including voting at any meeting of Unitholders or action by written consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by Hughes, in his sole discretion, which determination shall be final and binding. Hughes reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of Hughes' counsel, be unlawful. Hughes also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and Hughes' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither Hughes, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and Hughes upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that such Unitholder owns the Units being tendered.

     WITHDRAWAL RIGHTS. Except as otherwise provided in the Offer, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after May 20, 1997.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

     If purchase of, or payment for, Units is delayed for any reason or if Hughes is unable to purchase or pay for Units for any reason, without prejudice to Hughes' rights under the Offer, tendered Units may be retained by the Depositary on behalf of Hughes and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by Hughes, in his sole discretion, which determination shall be final and binding. Neither Hughes, the

Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.

     EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT. Hughes expressly reserves the right, in his sole discretion, at any time and from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary (during any such extension all Units previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and
(iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which Hughes may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), Hughes will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. Hughes may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

     If Hughes extends the Offer, or if Hughes (whether before or after his acceptance for payment of Units) is delayed in his payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to Hughes' rights under the Offer, the Depositary may retain tendered Units on behalf of Hughes, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in the Offer. However, the ability of Hughes to delay payment for Units that Hughes has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that Hughes pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If Hughes makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Hughes will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the soliciting agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum ten business day period is required to allow for adequate dissemination to security holders and for investor response.

     Following the termination of the Offer, Hughes may make an offer for Units not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, Hughes will make another offer for Units not tendered in the Offer.

     SOURCE OF FUNDS. Hughes expects that approximately $2,772,000 is necessary to consummate the Offer, including related fees and expenses, assuming all 6,000 Units are tendered and accepted for payment. These funds will be available from Hughes' available funds or from borrowings under Hughes' $40,000,000 credit facility with Wells Fargo Bank, National Association. The credit facility is secured by marketable securities. The credit facility bears interest, at Hughes' option, either at the prime rate or LIBOR plus 1 1/2%. Hughes intends to repay amounts borrowed under this facility from his cash flow.

     CONDITIONS OF THE OFFER. The obligation of Hughes to complete the purchase of tendered Units is subject to each and all of the following conditions which, in the reasonable judgment of Hughes with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by Hughes) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

          (a) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by Hughes of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict Hughes' ownership or operation of any material portion of Hughes' business or assets, or to compel Hughes to dispose of or hold separate all or any material portion of his business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of Hughes to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of Hughes effectively to acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by Hughes on all matters properly presented to limited partners of the Partnership, (vi) which, in the reasonable judgment of Hughes, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Units or (viii) which imposes any material condition unacceptable to Hughes;

          (b) No statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of Hughes, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; and

          (c) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other leading institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

     The foregoing conditions are for the reasonable benefit of Hughes. The conditions may be waived by Hughes at any time and from time to time in his reasonable discretion. Any determination by Hughes will be final and binding on all parties. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Unitholders.

     FEES AND EXPENSES. Hughes has retained The First National Bank of Boston to act as Depositary in connection with the Offer. Hughes will pay the Depositary reasonable and customary compensation for its services. Hughes will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Hughes will also pay all costs and expenses of printing and mailing the Offer.

     Assuming all 6,000 Units are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Units) are estimated at $90,000, including: legal and accounting fees and expenses ($10,000), printing ($4,700), filing fees ($500), Depositary Agent fees and expenses ($8,000), Soliciting Agent fees ($54,000), distribution of Offer materials ($5,000) and miscellaneous ($7,800).

     SOLICITING AGENT. Hughes has retained Christopher Weil & Company, Inc., a registered broker dealer, to answer questions and solicit responses to this transaction and will pay Christopher Weil & Company, Inc. 2% of the Offer Price for each Unit tendered and accepted by Hughes. In addition, Christopher Weil & Company, Inc. will be indemnified against certain liabilities, including liabilities under the federal securities laws. Christopher Weil & Company, Inc. has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the General Partners and their affiliates.

     DISSENTERS' RIGHTS AND INVESTOR LISTS. Neither the Partnership Agreement nor California law provides any right for Unitholders to have their respective Units appraised or redeemed in connection with or as a result of the Offer.
Each Unitholder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, any Unitholder is entitled (i) upon request, to obtain a list of the limited partners in the Partnership, at the expense of the Partnership and (ii) upon reasonable request, to inspect and copy, at his or her expense and during normal business hours, the books and records of the Partnership.

     FEDERAL INCOME TAX CONSEQUENCES. The sale of Units for cash will be treated for federal income tax purposes as a taxable sale of the Units purchased. The particular tax consequences of the tender for a Unitholder will depend upon a number of factors related to that Unitholder's tax situation, including the Unitholder's tax basis in his or her Units, and whether the Unitholder will be able to utilize currently any capital losses that result from the sale in the Offer. The General Partners anticipate that Unitholders who acquired their Units in an early closing of the original offering and who sell their Units in the Offer will generally recognize a capital gain of approximately $400 per Unit as a result of the sale (assuming a sale effective at the beginning of the second quarter of 1997 based on an estimate of the Partnership's 1996 and 1997 income). The tax impact, however, could be quite different for Unitholders who acquired their Units at a different time. To the extent a Unitholder recognizes a capital loss on the sale of all Units, such loss can be applied to offset capital gains from other sources. (Losses from a sale of less than all of the Units that a Unitholder is deemed to own may be subject to limitation under the passive loss rules.) In addition, individuals may use such capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any such capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years. BECAUSE THE INCOME TAX CONSEQUENCES OF A TENDER OF UNITS WILL NOT BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

     MISCELLANEOUS. THE OFFER IS BEING MADE TO ALL UNITHOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HUGHES IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, HUGHES MAY IN HIS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

     FOLLOWING THE TERMINATION OF THE OFFER, HUGHES AND/OR THE COMPANY MAY MAKE AN OFFER FOR UNITS NOT TENDERED IN THIS OFFER, WHICH MAY BE ON TERMS SIMILAR OR DIFFERENT FROM THOSE DESCRIBED IN THE OFFER. THERE IS NO ASSURANCE THAT, FOLLOWING THE EXPIRATION DATE, HUGHES AND/OR THE COMPANY WILL MAKE ANOTHER OFFER FOR UNITS NOT TENDERED IN THE OFFER.

                 EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS

     CONTROL OF THE PARTNERSHIP.   After the Offer, Hughes and the Company will
be in a position to control the vote of the limited partners. See "Special Considerations -- Control of all Partnership Voting Decisions by Hughes and the Company."

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units, and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units. See "Market Prices of Units" for certain limited information regarding secondary sales of the Units.

     PARTNERSHIP STATUS. The General Partners believe the purchase of Units by Hughes, as proposed, should not adversely affect the issue of whether the Partnership is classified as a partnership for federal income tax purposes.

     PARTNERSHIP BUSINESS. The Offer will not materially affect the operation of the properties owned by the Partnership since the properties will continue to be managed by the Company.

          Although after the Offer Hughes and/or the Company may acquire additional Units thereby increasing its ownership position in the Partnership, the General Partners have no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings and no Partnership assets have been identified for sale or financing.

                             MARKET PRICES OF UNITS

     GENERAL. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partners monitor transfers of the Units (i) because the admission of the transferee as a substitute limited partner requires the consent of the General Partners under the Partnership Agreement,
(ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because the General Partners have purchased Units. However, the General Partners do not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

     The General Partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                 Number of Total        Percentage of         Number of
Year          Units Transferred(1)    Units Outstanding    Transactions(1)
-----------   --------------------    -----------------    ---------------
    1994         1,494(2)                     3.73%          101(2)
    1995        17,572(3)(4)                 43.93%        1,209(3)(4)
    1996         1,175(5)(6)(7)(8)            2.94%           68(5)(6)(7)(8)

---------------

(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2) In 1994, the Company purchased 957 Units in 44 transactions: 70 Units at $69.00 per Unit (January 1), 10 Units at $75.00 per Unit (January 1), 25 Units at $183.00 per Unit (January 1), 20 Units at $75.00 per Unit (April
    1), 221 Units at $120.00 per Unit (April 1), 70 Units at $183.00 per Unit (April 1), 56 Units at $120.00 per Unit (July 1), 267 Units at $183.00 per Unit (July 1), 10 Units at $135.00 per Unit (October 1), 60 Units at $150.00 per Unit (October 1), 34 Units at $155.00 per Unit (October 1), 10 Units at $160.00 per Unit (October 1), 25 Units at $165.00 per Unit (October 1) and 79 Units at $183.00 per Unit (October 1).

(3) In 1995, the Company purchased 775 Units in 47 transactions: 25 Units at $135.00 per Unit (January 1), 5 Units at $140.00 per Unit (January 1), 10 Units at $141.00 per Unit (January 1), 12 Units at $183.00 per Unit (January
    1), 10 Units at $183.00 per Unit (April 1), 10 Units at $183.01 per Unit (April 1), 509 Units at $250.00 per Unit (July 1) and 194 Units at $250.00 per Unit (October 1),

(4) In 1995, the Company accepted for purchase 16,292 Units tendered in response to the Company's cash tender offer at $250.00 per Unit.

(5) On January 1, 1996, the Company purchased 85 Units in seven transactions:
    10 Units at $246.75 per Unit and 75 Units at $250.00 per Unit.

(6) On April 1, 1996, the Company purchased 408 Units in 31 transactions at $250.00 per Unit.

(7) On July 1, 1996, the Company purchased 130 Units in nine transactions: 10 Units at $255.14 per Unit, 5 Units at $255.00 per Unit and 115 Units at $250.00 per Unit.

(8) On October 1, 1996, Hughes purchased 420 Units in nine transactions: 240 Units at $250.00 per Unit, 130 Units at $255.00 per Unit and 50 Units at $300.00 per Unit.

     All of the purchases of Units described in notes (2), (3) (5), (6), (7) and
(8) above were acquired directly from Unitholders or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     INFORMATION OBTAINED FROM DEAN WITTER REGARDING SALES TRANSACTIONS. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1994, 1995 and 1996:

                         Per Unit Transaction Price (1)(2)

                                                    Number
                                        Number     of Units
                      High    Low    of Sales(2)   Sold(2)
                      ----    ----   -----------   --------
 1994
  First Quarter        --      --         --           --
  Second Quarter       --      --         --           --
  Third Quarter        --      --         --           --
  Fourth Quarter       --      --         --           --

 1995
  First Quarter        --      --         --           --
  Second Quarter       --      --         --           --
  Third Quarter        --      --         --           --
  Fourth Quarter       --      --         --           --

 1996
  First Quarter        --      --         --           --
  Second Quarter       --      --         --           --
  Third Quarter        --      --         --           --
  Fourth Quarter       --      --         --           --

---------------

(1) The original purchase price was $500 per Unit.

(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

     INFORMATION FROM THE STANGER REPORT REGARDING SALES TRANSACTIONS. The information set forth below is extracted from sections of the June 1994, September 1994, December 1994, March 1995, June 1995, September 1995, December 1995, March 1996, June 1996 and Fall 1996 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: 2nd Market Capital Service - (800) 999-7793/(608) 833-7793, American Partnership Services - (800) 736-9797/(801) 756-1166, Bigelow Management, Inc. - (800) 431-
7811/(212) 697-5880, Chicago Partnership Board - (800) 272-6273/(312) 332-4100,
Cuyler & Associates - (800) 274-9991/(602) 596-0120, DCC Securities Corp. -
(800) 945-0440/(212) 370-1090, Empire Securities - (805) 943-0950, EquityLine
Properties - (800) 327-9990/(305) 670-9700, Equity Resources Group - (671) 876-
4800, Fox & Henry, Inc. - (708) 325-4445, Frain Asset Management - (800) 654-
6110, Joseph Charles & Assoc., Inc. - (800) 526-1763, Liquidity Fund - (800) 833-3360, MacKenzie-Patterson Securities - (800) 854-8357/(510) 631-9100,
Murillo Company - (800) 275-9626/(805) 327-9626, Nationwide Partnership Marketplace - (800) 969-8996/(415) 382-3555, New York Partnership Exchange -
(800) 444-7357/(813) 955-8816, Pacific Partnership Group - (800) 727-7244/(602)
957-3050, Partnership Service Network -(800) 483-0776/(813) 588-0776,
Partnership Exchange Securities Company - (800) 736-9797/(510) 763-5555, Raymond James & Associates - (800) 248-8863, The Partnership Marketing Company - (707) 824-8600, Secondary Income Funds -(708) 325-4445, Securities Planners, Inc. -
(800) 747-0088 and Sunpoint Securities, Inc. - (813) 588-0776. IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, UNITHOLDERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

     The information regarding sale transactions in Units from the Stanger Publications and Stanger is as follows:

    Reporting period             Per Unit Transaction Price(1)
    ----------------            ------------------------------
                                      High             Low        No. of Units(2)
                                ----------------   -----------   ------------------
1994
----
January 1 - March 31                $120.00            $ 75.01          190
April 1 - June 30                    120.00             113.00           92
July 1 - September 30                160.00              75.00          134
October 1 - October 31(3)            140.00             110.00           70
October 31 - December 31             183.00             110.00          216

1995
----
January 1 - March 31                 185.00             135.00           60
April 1 - June 30                    250.00             250.00           20
July 1 - September 30                250.00             250.00           50
October 1 - December 31              250.00             140.00           25

1996
----
January 1 - March 31                 225.00             225.00           12
April 1 - June 30                    255.14             150.00           47
July 1 - September 30                305.00             225.00           25
October 1 - December 31(3)           305.00             225.00           34

_________________

(1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

(2) The General Partners do not know the number of transactions.

(3) Based on information provided by Stanger.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

     INFORMATION FROM THE CHICAGO PARTNERSHIP BOARD REGARDING SALES TRANSACTIONS. According to the Chicago Partnership Board, Inc. ("CPB"), an auctioneer for limited partnership interests, the amounts paid by buyers for Units in transactions executed by CPB ranged from $255 to $305 per Unit during the period February 21, 1996 to February 21, 1997 with an ending transaction price of $305.

     According to CPB, all prices are amounts paid by buyers and, due to transaction costs, mark-ups and general partner imposed transfer fees, sellers typically receive a lesser amount.

     No assurances can be given that the above prices represent the true value of Units.

                          CERTAIN RELATED TRANSACTIONS

     GENERAL PARTNERS' INTEREST. The Company and Hughes are General Partners of the Partnership. The Company receives incentive distributions equal to 25% of the Partnership's cash available for distribution (operating cash flow, plus net proceeds from sale or financing of property). The General Partners also have a 1.1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     PROPERTY MANAGEMENT. The Partnership's properties are managed by the Company pursuant to management agreements under which the property managers receive 6% of gross revenues from operations of the mini-warehouses properties. In 1993, 1994 and 1995 (exclusive of the prepayment described below), the property managers received $389,000, $418,000 and $423,000, respectively, from the Partnership.

     In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, eight months of 1996 management fees at a cost of $265,000.

     LIMITED PARTNER INTERESTS. Of the 40,000 outstanding Units, 19,277 (48.2%) are beneficially owned by Hughes and the Company. All of these Units have been acquired since May 1979 for an aggregate purchase price of $4,702,386 in cash. Substantially all of these Units were acquired directly from Unitholders, including Units acquired in a tender offer completed in April 1995, and the balance through secondary firms of the type described above under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." An executive officer of the Company beneficially owns five Units. Hughes and the Company participate in Partnership distributions on the same terms as other Unitholders in respect of Units owned by Hughes and the Company. See "Background and Purpose of the Offer --Relationships."

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                                            /s/ B. Wayne Hughes
                                      ___________________________________
                                      B. Wayne Hughes

March 21, 1997

                                   SCHEDULE 1

                           PARTNERSHIP DISTRIBUTIONS


     PARTNERSHIP DISTRIBUTIONS. There have been no Partnership distributions since 1991.



                                      1-1

                                  SCHEDULE 2

                             PROPERTY INFORMATION

     The following table sets forth information as of December 31, 1996, about properties owned by the Partnership.

                                              Net               Number
                        Size of             Rentable              of           Completion
       Location         Parcel               Area               Spaces            Date
       --------         -------             --------            -------        ----------
CALIFORNIA
Azusa                   5.85 acres          105,000 sq. ft.      941           November 1978

Concord                 2.87 acres          52,000 sq. ft.       525           January 1979

Oakland                 1.97 acres          41,000 sq. ft.       372           April 1979

Pasadena                1.82 acres          37,000 sq. ft.       338           November 1978

Redlands                3.44 acres          63,000 sq. ft.       580           February 1979

Richmond                1.82 acres          35,000 sq. ft.       352           March 1979

Riverside               2.47 acres          45,000 sq. ft.       392           May 1979

Sacramento              2.36 acres          41,000 sq. ft.       386           August 1979
  Howe Avenue

Sacramento              3.38 acres          44,000 sq. ft.       463           June 1979
  West Capitol

San Carlos              2.80 acres          51,000 sq. ft.       458           October 1979

Santa Clara             4.45 acres          75,000 sq. ft.       699           June 1979 and July 1981

Tustin                  4.40 acres          67,000 sq. ft.       559           December 1978

FLORIDA
Miami                   1.70 acres          29,000 sq. ft.       278           January 1979
  Airport Expressway

Miami                   4.00 acres          46,000 sq. ft.       477           April 1979 (originally)
  Cutler Ridge                                                                 October 1994 (rebuilt)

Pembroke Park           2.35 acres          49,000 sq. ft.       446           July 1979

Ft. Lauderdale          2.77 acres          45,000 sq. ft.       504           September 1979
  I-95 & 23rd Ave.

Ft. Lauderdale          3.32 acres          56,000 sq. ft.       558           September 1979
  I-95 & Sunrise

     The properties are held subject to encumbrances which are described in Note 7 of the Notes to the Financial Statements included in Schedule 3 to this Offer to Purchase.

     The weighted average occupancy levels for the mini-warehouse facilities were 85% in 1995 and 1994. The monthly average realized rent per square foot for the mini-warehouse facilities was $.78 in 1995 compared to $.84 in 1994.

                                      2-1

  SUMMARY OF HISTORICAL INFORMATION RELATING TO PROPERTIES OF PUBLIC STORAGE
                              PROPERTIES IV, LTD.
           RENTAL INCOME AND OPERATING EXPENSES BEFORE DEPRECIATION
                    (Does Not Reflect Capital Improvements)




                                        1996          1995
                                     -----------   ----------
                                     (Unaudited)

 Rental Income                       $7,423,000    $7,045,000

 Operating Expenses                   2,299,000     2,227,000

   Excess of Rental Income over
    Operating Expenses                5,124,000     4,818,000

                                      2-2

                                  SCHEDULE 3

                       PARTNERSHIP FINANCIAL STATEMENTS

                                                                   Page
                                                                References
                                                                ----------
Report of independent auditors....................................  F-1

Balance sheets at December 31, 1995 and 1994......................  F-2

For the years ended December 31, 1995, 1994 and 1993

     Statements of income.........................................  F-3

     Statements of partners' deficit..............................  F-4

     Statements of cash flows.....................................  F-5

Notes to financial statements.....................................  F-7

Condensed balance sheets at September 30, 1996 and
     December 31, 1995............................................  F-11

Condensed statements of income for three and
     nine months ended September 30, 1996 and 1995................  F-12

Condensed statement of partners' deficit for the
     nine months ended September 30, 1996.........................  F-13

Condensed statements of cash flows for the
     nine months ended September 30, 1996 and 1995................  F-14

Notes to condensed financial statements...........................  F-15

                                      3-1

                        REPORT OF INDEPENDENT AUDITORS



The Partners
Public Storage Properties IV, Ltd.


We have audited the balance sheets of Public Storage Properties IV, Ltd., a California limited partnership, as of December 31, 1995 and 1994 and the related statements of income, partners' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties IV, Ltd. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                       ERNST & YOUNG LLP

February 27, 1996
Los Angeles, California

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                                 BALANCE SHEETS
                           December 31, 1995 and 1994

                                                              1995            1994
                                                           -----------    ------------
          ASSETS
Cash and cash equivalents                                  $   967,000    $    551,000
Marketable securities of affiliate
 (cost of $3,791,000 in 1995 and
 $3,392,000 in 1994) (Note 2)                                5,645,000       3,948,000
Rent and other receivables                                     100,000          88,000

Real estate facilities:
  Buildings and equipment                                   15,015,000      14,703,000
  Land                                                       5,244,000       5,256,000
                                                           -----------    ------------
                                                            20,259,000      19,959,000

  Less accumulated depreciation                             (9,203,000)     (8,461,000)
                                                           -----------    ------------
                                                            11,056,000      11,498,000
                                                           -----------    ------------
Other assets                                                   599,000         420,000
                                                           -----------    ------------
     Total assets                                          $18,367,000    $ 16,505,000
                                                           ===========    ============


            LIABILITIES AND PARTNERS' DEFICIT


Accounts payable                                           $    81,000    $     48,000
Advances to reconstruct real estate facility                         -         237,000
Deferred revenue                                               244,000         292,000
Mortgage not payable                                        27,178,000      28,086,000

Partners' deficit:
  Limited partners' deficit, $500 per unit, 40,000 units
    authorized, issued and outstanding                      (8,152,000)     (9,430,000)
  General partners' deficit                                 (2,838,000)     (3,284,000)
  Unrealized gain on marketable securities (Note 2)          1,854,000         556,000
                                                           -----------    ------------

Total partners' deficit                                     (9,136,000)    (12,158,000)
                                                           -----------    ------------

Total liabilities and partners' deficit                    $18,367,000    $ 16,505,000
                                                           ===========    ============


                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                             STATEMENTS OF INCOME
             For the years ended December 31, 1995, 1994, and 1993


                                                              1995          1994          1993
                                                           ----------    ----------    ----------
REVENUES:
Rental income                                              $7,045,000    $6,659,000    $6,477,000
Dividends from marketable securities of affiliate             247,000       177,000        71,000
Other income                                                  337,000       249,000       431,000
                                                           ----------    ----------    ----------
                                                            7,629,000     7,085,000     6,979,000
                                                           ----------    ----------    ----------
COSTS AND EXPENSES:

Cost of operations                                          1,804,000     1,626,000     1,639,000
Management fees paid to affiliate                             423,000       418,000       389,000
Depreciation and amortization                                 742,000       692,000       648,000
Administrative                                                 68,000        70,000        67,000
Environmental cost                                             26,000             -             -
Interest expense                                            2,967,000     3,071,000     3,137,000
                                                           ----------    ----------    ----------

                                                            6,030,000     5,877,000     5,880,000
                                                           ----------    ----------    ----------

Income before gain on sale of land                          1,599,000             -             -
Gain on sale of land                                          125,000             -             -
                                                           ----------    ----------    ----------

NET INCOME                                                 $1,724,000    $1,208,000    $1,099,000
                                                           ==========    ==========    ==========

Limited partners' share of net income ($42.60 per unit
     in 1995, $29.88 per unit in 1994, and $27.18 per
     unit in 1993)                                         $1,704,000    $1,195,000    $1,087,000

General partners' share of net income                          20,000        13,000        12,000
                                                           ----------    ----------    ----------

                                                           $1,724,000    $1,208,000    $1,099,000
                                                           ==========    ==========    ==========


                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                        STATEMENTS OF PARTNERS' DEFICIT
             For the years ended December 31, 1995, 1994, and 1993

                                                                             Unrealized
                                                                              Gain on         Total
                                              Limited          General       Marketable      Partners
                                              Partners        Partners       Securities       Deficit
                                            ------------     -----------     ----------    ------------

Balance at December 31, 1992                $(11,142,000)    $(3,879,000)   $         -    $(15,021,000)

Net income                                     1,087,000          12,000              -       1,099,000

Equity transfer                                 (272,000)        272,000              -               -
                                            ------------     -----------     ----------    ------------

Balance at December 31, 1993                 (10,327,000)     (3,595,000)             -     (13,922,000)

Unrealized gain on marketable
 securities (Note 2)                                   -               -        556,000         556,000


Net income                                     1,195,000          13,000              -       1,208,000

Equity Transfer                                 (298,000)        298,000              -               -
                                            ------------     -----------     ----------    ------------

Balance at December 31, 1994                  (9,430,000)     (3,284,000)       556,000     (12,158,000)

Unrealized gain on marketable
 securities (Note 2)                                   -               -      1,298,000       1,298,000

Net income                                     1,704,000          20,000              -       1,724,000

Equity transfer                                 (426,000)        426,000              -               -
                                            ------------     -----------     ----------    ------------

Balance at December 31, 1995                $ (8,152,000)    $(2,838,000)    $1,854,000    $ (9,136,000)
                                            ============     ===========     ==========    ============


                            See accompanying notes

                       PUBLIC STORAGE PROPERTIES IV, LTD.
                            STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1995, 1994, and 1993

                                                                1995           1994           1993
                                                             ----------    -----------     ----------
Cash flows from operating activities:

  Net income                                                 $1,724,000    $ 1,208,000     $1,099,000

  Adjustments to reconcile net income to cash provided by operating activities:

  Gain on sale of land                                         (125,000)             -              -
  Depreciation and amortization                                 742,000        692,000        648,000
  (Increase) decrease in rent and other receivables             (12,000)        62,000       (524,000)
  (Increase) decrease in other assets                          (179,000)        86,000         26,000
  Increase (decrease) in accounts payable                        33,000       (485,000)       (33,000)
  Decrease in advances to reconstruct real estate facility     (236,000)             -              -
  Decrease in deferred revenue                                  (48,000)      (339,000)        (5,000)
                                                             ----------    -----------     ----------

     Total adjustments                                          175,000         16,000        112,000
                                                             ----------    -----------     ----------

     Net cash provided by operating activities                1,899,000      1,224,000      1,211,000
                                                             ----------    -----------     ----------

Cash flows from investing activities:

  Proceeds from sale of land                                    137,000              -              -
  Insurance proceeds relating to damaged real
    estate facility                                                   -        837,000      1,934,000
  Purchase of marketable securities of affiliate               (399,000)    (1,907,000)      (283,000)
  Expenditures to reconstruct damaged real estate
    facility                                                     (1,000)    (1,415,000)      (282,000)
  Additions to real estate facilities                          (312,000)      (327,000)      (297,000)
                                                             ----------    -----------     ----------

     Net cash (used in) provided by investing activities       (575,000)    (2,812,000)     1,072,000
                                                             ----------    -----------     ----------
Cash flows from financing activities:

  Principal payments on mortgage note payable                  (908,000)      (668,000)      (601,000)
                                                             ----------    -----------     ----------

     Net cash used in financing activities                     (908,000)      (668,000)      (601,000)
                                                             ----------    -----------     ----------

Net increase (decrease) in cash and cash equivalents            416,000     (2,256,000)     1,682,000

Cash and cash equivalents at the beginning of the year          551,000      2,807,000      1,125,000
                                                             ----------    -----------     ----------

Cash and cash equivalents at the end of the year             $  967,000    $   551,000     $2,807,000
                                                             ==========    ===========     ==========


                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                           STATEMENTS OF CASH FLOWS
            For the years ended December 31, 1995, 1994, and 1993
                                  (Continued)

                                                             1995               1994              1993
                                                          -----------         ---------         ---------
Supplemental schedule of non-cash
 investing and financing activities:

  Increase in fair value of marketable
   securities of affiliate                                $(1,298,000)        $(556,000)        $       -
                                                          ===========         =========         =========
  Unrealized gain on marketable
   securities of affiliate                                $ 1,298,000         $ 556,000         $       -
                                                          ===========         =========         =========
  Increase in rent and other
   receivables - insurance proceeds                       $         -         $       -         $(289,000)
                                                          ===========         =========         =========

  Increase in deferred revenue                            $         -         $       -         $ 289,000
                                                          ===========         =========         =========

  Increase in accounts payable -
   purchase of marketable securities                      $         -         $       -         $ 470,000
                                                          ===========         =========         =========

                            See accompanying notes.
                                      F-6

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995


1.   Description of Partnership
     --------------------------
          Public Storage Properties IV, Ltd. (the "Partnership") was formed with the proceeds of a public offering. The general partners in the Partnership are Public Storage, Inc., formerly known as Storage Equities, Inc. and B. Wayne Hughes ("Hughes"). In 1995, there were a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse property operator), Public Storage, Inc. (which was one of the Partnership's general partners) and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc., a real estate investment trust listed on the New York Stock Exchange. In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. ("PSI") and PSI became a co-general partner of the Partnership and the operator of the Partnership's mini-warehouse properties.

2.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Basis of Presentation
     ---------------------
          Certain prior years amounts have been reclassified to conform with the 1995 presentation.

     Mini-Warehouse Facilities
     -------------------------
          Cost of land includes appraisal fees and legal fees related to acquisition and closing costs. Buildings and equipment reflect costs incurred to develop primarily mini-warehouse facilities which provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

          Included in real estate facilities is a facility located in Miami, Florida which was damaged by Hurricane Andrew in August 1992. The facility which has a net carrying value of $933,000 at December 31, 1995 (including land of $525,000), was idle from August 1992 through October 1994, when operations recommenced.

          In 1995, the Partnership sold a portion of its Pembroke, Florida property to the State of Florida under a condemnation proceeding for $137,000. The Partnership recognized a gain of $125,000 on the sale. Proceeds from the sale were used to make an unscheduled principal payment on the Partnership's mortgage note payable.

     Allocation of Net Income:
     -------------------------
          The general partners' share of net income consists of amounts attributable to their capital contribution and an additional percentage of cash flow (as defined) which relates to the general partners' share of cash distributions as set forth in the Partnership Agreement (Note 4). All remaining net income is allocated to the limited partners.

          Per unit data is based on the weighted average number of the limited partnership units (40,000) outstanding during the period.

     Cash and Cash Equivalents:
     --------------------------
          For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Marketable Securities:
     ----------------------
          Marketable securities at December 31, 1995 and 1994 consist of 297,130 (which includes the November 1995 purchase) and 274,675 shares of common stock of PSI, respectively. In November 1995, the Partnership purchased an additional 22,455 shares of PSI common stock at a cost of $399,000. The Partnership has designated its portfolio of marketable securities as being available for sale. Accordingly, at December 31, 1995 and 1994, the Partnership has recorded the marketable securities at fair value, based upon the closing quoted price of the securities at December 31, 1995 and 1994, and has recorded a corresponding unrealized gain totaling $1,298,000 and $556,000, respectively, as a credit to Partnership equity. The Partnership recognized dividends of $247,000, $177,000, and $71,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995


2.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (Continued)
     -----------

     Other Assets
     ------------
          Included in other assets is deferred financing costs of $252,000 ($344,000 at December 31, 1994). Such balance is being amortized in interest expense using the straight-line method over the life of the related mortgage note payable.

     Environmental Cost
     ------------------
          Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During 1995, the Partnership completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Partnership has expensed, as of December 31, 1995, an estimated $26,000 for known environmental remediation requirements. Although there can be no assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

3.   Cash Distributions
     ------------------
          The Partnership Agreement requires that cash available for distribution (cash flow from all sources less cash necessary for any obligations or capital improvement needs) be distributed at least quarterly. Cash distributions have been suspended since the third quarter of 1991 in order to build cash reserves for future debt service payments.

4.   General Partners' Equity
     ------------------------
          The general partners have a 1.1% interest in the Partnership. In addition, the general partners had an 8% interest in cash distributions attributable to operations (exclusive of distributions attributable to sale and financing proceeds) until the limited partners recovered all of their investment. Thereafter, the general partners have a 25% interest in all cash distributions (including sale and financing proceeds). During 1986, the limited partners recovered all of their initial investment. All subsequent distributions are being made 25.83% (including the 1.1% interest) to the general partners and 74.17% to the limited partners. Transfers of equity are made periodically to conform the partners' equity accounts to the provisions of the Partnership Agreement. These transactions have no effect on the results of operations or distributions to partners.

          The financing of the properties (Note 7) provided the Partnership with cash for a special distribution without affecting the Partnership's taxable income. The majority of the proceeds from the financing, approximately $29,360,000, were distributed to the partners in October 1988 resulting in a deficit in limited and general partners' equity accounts.

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995


5.   Related Party Transactions
     --------------------------
          The Partnership has a Management Agreement with PSI (as successor-in-interest to PSMI). Under the terms of the agreement, PSI operates the mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

          In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, 8 months of 1996 management fees at a cost of $265,000. The amount is included in other assets in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

6.   Taxes Based on Income
     ---------------------
          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's financial statements do not reflect a provision for such taxes.

          Taxable net income was $1,715,000, $1,408,000, and $1,209,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The difference between taxable net income and net income is primarily related to depreciation expense resulting from differences in depreciation methods.

7.   Mortgage Note Payable
     ---------------------
          During September 1988, the Partnership financed all of its properties with a $30,500,000, ten-year nonrecourse mortgage note secured by the Partnership's properties. The note provides for fixed interest of 10.47 percent per annum. Loan payments for the first year consisted of interest only. Thereafter, principal is being amortized over a 20 year term with monthly payments of principal and interest of $303,891. The note matures on October 1, 1998 and a balloon payment is due for accrued interest and any unpaid principal on that date.

          The principal repayment schedule as of December 31, 1995 of the note is as follows:


          1996          $   840,000
          1997              933,000
          1998           25,405,000
                        -----------
                        $27,178,000
                        ===========

          Interest paid on the note was $2,876,000, $2,979,000 and $3,045,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                      PUBLIC STORAGE PROPERTIES IV, LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995


8.   ADVANCES TO RECONSTRUCT REAL ESTATE FACILITY
     --------------------------------------------
          In 1993, the Partnership reached a settlement with its insurance carrier for the damage sustained to the property located in Miami, Florida and for business interruption while the facility was being reconstructed. The settlement provided for the payment of $2,987,000 consisting of (i) reconstruction and related costs of the facility and (ii) business interruption. The insurance proceeds received with respect to reconstruction were recorded on the balance sheet as "Advances to reconstruct real estate facility" and has been reduced by the amount of actual costs paid with respect to the reconstruction of the facility. The facility recommenced operations in October 1994 and the reconstruction of the facility was completed in the second quarter of 1995. The balance of the $236,000 in Advances to Reconstruct Real Estate Facility was recognized as income during the second quarter of 1995 and is included in other income in the Statements of Income.

          Business interruption proceeds were being recognized over the period from the time the facility was damaged through the time estimated that the project would be fully operating at a stabilized occupancy. Through December 31, 1995, the Partnership has recognized as income gross business interruption proceeds of approximately $1,025,000. Other income includes business interruption insurance proceeds (net of certain costs and expenses of maintaining the facility) of $49,000, $202,000, and $398,000 for the year ended December 31, 1995, 1994 and 1993, respectively. During 1995, the remaining business interruption insurance proceeds of $49,000, included in deferred revenue was recognized as income.

                       PUBLIC STORAGE PROPERTIES IV, LTD.
                            CONDENSED BALANCE SHEETS

                                            September 30,    December 31,
                                                 1996            1995
                                            -------------    ------------
                                             (Unaudited)
                    ASSETS

Cash and cash equivalents                    $ 2,268,000     $   967,000
Marketable securities of affiliate
 (cost of $3,791,000 in 1996 and 1995)         6,722,000       5,645,000
Rent and other receivables                       128,000         100,000

Real estate facilities, at cost:
  Buildings and equipment                     15,337,000      15,015,000
  Land                                         5,244,000       5,244,000
                                             -----------     -----------
                                              20,581,000      20,259,000
  Less accumulated depreciation               (9,805,000)     (9,203,000)
                                             -----------     -----------

                                              10,776,000      11,056,000
                                             -----------     -----------

  Other assets                                   292,000         599,000
                                             -----------     -----------

    Total assets                             $20,186,000     $18,367,000
                                             ===========     ===========


               LIABILITIES AND PARTNERS' EQUITY


Accounts payable                             $   200,000     $    81,000
Deferred revenue                                 235,000         244,000
Mortgage note payable                         26,556,000      27,178,000

Partners' deficit:
  Limited partners' deficit, $500 per
   unit, 40,000 units authorized, issued
   and outstanding                            (7,222,000)     (8,152,000)
  General partners' deficit                   (2,514,000)     (2,838,000)
  Unrealized gain on marketable securities     2,931,000       1,854,000
                                             -----------     -----------

  Total partners' deficit                     (6,805,000)     (9,136,000)
                                             -----------     -----------

     Total liabilities and partners'
      deficit                                $20,186,000     $18,367,000
                                             ===========     ===========


                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES IV, LTD.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                              Three Months Ended           Nine Months Ended
                                                 September 30,               September 30,

                                               1996          1995          1996          1995
                                            ----------    ----------    ----------    ----------
                                                                                      (Restated)
REVENUE:

Rental income                               $1,868,000    $1,798,000    $5,490,000    $5,257,000
Dividends from marketable securities of
 affiliate                                      65,000        60,000       196,000       181,000
Other income                                    26,000        16,000        58,000       320,000
                                            ----------    ----------    ----------    ----------
                                             1,959,000     1,874,000     5,744,000     5,758,000
                                            ----------    ----------    ----------    ----------

COSTS AND EXPENSES:

Cost of operations                             460,000       429,000     1,356,000     1,315,000
Management fees paid to affiliate              105,000       108,000       303,000       316,000
Depreciation                                   207,000       187,000       602,000       548,000
Administrative                                  20,000        20,000        47,000        55,000
Environmental cost                                   -             -             -        25,000
Interest expense                               722,000       747,000     2,182,000     2,255,000
                                            ----------    ----------    ----------    ----------
                                             1,514,000     1,491,000     4,490,000     4,514,000
                                            ----------    ----------    ----------    ----------

NET INCOME                                  $  445,000    $  383,000    $1,254,000    $1,244,000
                                            ==========    ==========    ==========    ==========
Limited partners' share of net income
  ($31.00 per unit in 1996 and $30.75
  per unit in 1995)                                                     $1,240,000    $1,230,000
General partners' share of net income                                       14,000        14,000
                                                                        ----------    ----------
                                                                        $1,254,000    $1,244,000
                                                                        ==========    ==========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES IV, LTD.
                    CONDENSED STATEMENT OF PARTNERS' DEFICIT
                                  (UNAUDITED)

                                                                            Unrealized
                                                                             Gain on        Total
                                              Limited         General       Marketable     Partners'
                                             Partners        Partners       Securities      Deficit
                                            -----------     -----------     ----------    -----------
Balance at December 31, 1995                $(8,152,000)    $(2,838,000)    $1,854,000    $(9,136,000)

Unrealized gain on marketable securities              -               -      1,077,000      1,077,000

Net income                                    1,240,000          14,000              -      1,254,000

Equity transfer                                (310,000)        310,000              -              -
                                            -----------     -----------     ----------    -----------
Balance at September 30, 1996               $(7,222,000)    $(2,514,000)    $2,931,000    $(6,805,000)
                                            ===========     ===========     ==========    ===========


                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES IV, LTD.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                               Nine months Ended
                                                                                  September 30,
                                                                           ---------------------------
                                                                              1996            1995
                                                                           -----------     -----------


CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                               $ 1,254,000     $ 1,244,000
                                                                           -----------     -----------
  Adjustments to reconcile net income to net cash
    provided by operating activities

    Depreciation                                                               602,000         548,000
    Decrease in advances to reconstruct real estate facility                         -        (236,000)
    Increase in rent and other receivables                                     (28,000)        (21,000)
    Decrease in other assets                                                    42,000          68,000
    Amortization of prepaid management fees                                    265,000               -
    Increase in accounts payable                                               119,000         152,000
    Decrease in deferred revenue                                                (9,000)        (53,000)
                                                                           -----------     -----------

       Total adjustments                                                       991,000         458,000
                                                                           -----------     -----------

       Net cash provided by operating activities                             2,245,000       1,702,000
                                                                           -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Expenditures to reconstruct damaged real estate facility                          -          (1,000)
  Additions to real estate facilities                                         (322,000)       (288,000)
                                                                           -----------     -----------

       Net cash used in investing activities                                  (322,000)       (289,000)
                                                                           -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Principal payments on mortgage notes payable                                (622,000)       (548,000)
                                                                           -----------     -----------

       Net cash used in financing activities                                  (622,000)       (548,000)
                                                                           -----------     -----------

Net increase in cash and cash equivalents                                    1,301,000         865,000

Cash and cash equivalents at the beginning of the period                       967,000         551,000
                                                                           -----------     -----------

Cash and cash equivalents at the end of the period                         $ 2,268,000     $ 1,416,000
                                                                           ===========     ===========

Supplemental schedule of noncash investing and financing activities:

  Increase in fair value of marketable securities                          $(1,077,000)    $(1,168,000)
                                                                           ===========     ===========

  Unrealized gain on marketable securities                                   1,077,000       1,168,000
                                                                           ===========     ===========


                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES IV, LTD.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at September 30, 1996, the results of its operations for the three and nine months ended September 30, 1996 and 1995 and its cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

4. Certain prior year amounts have been reclassified to conform with the 1996 presentation.

5. Marketable securities at September 30, 1996 consist of 297,130 shares of common stock of Public Storage, Inc., a publicly traded real estate investment trust and a general partner of the Partnership. The Partnership has designated its portfolio of marketable securities as available for sale. Accordingly, at September 30, 1996, the Partnership has recorded the marketable securities at fair value, based upon the closing quoted prices of the securities at September 30, 1996, and a corresponding unrealized gain totaling $1,077,000 as a credit to Partnership equity.

6. In 1995, the Partnership prepaid eight months of 1996 management fees at a cost of $265,000. The amount has been amortized as management fees paid to affiliate during the nine months ended September 30, 1996.

7. In 1993, the Partnership reached a settlement with its insurance carrier for damage sustained to the property located in Miami, Florida from Hurricane Andrew in August 1992 and for business interruption while the facility was being reconstructed. The settlement provided for the payment of $2,987,000 consisting of (i) reconstruction and related costs of the facility and (ii) business interruption. The insurance proceeds received with respect to reconstruction were recorded on the balance sheet as "Advances to reconstruct real estate facility" and has been reduced by the amount of actual costs paid with respect to the reconstruction of the facility. The facility recommenced operations in October 1994 and the reconstruction of the facility was completed in the second quarter of 1995. The balance of $236,000 in Advances to Reconstruct Real Estate Facility was recognized as income during the second quarter of 1995 and is included in Other income on the Condensed Statements of Income.

                                   SCHEDULE 4

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF THE PARTNERSHIP

Results of Operations
---------------------

     Three and nine months ended September 30, 1996 compared to three and nine months ended September 30, 1995: The Partnership's net income for the nine months ended September 30, 1996 and 1995 was $1,254,000 and $1,244,000,
respectively, representing a increase of $10,000 or 1%. Net income for the three months ended September 30, 1996 and 1995 was $445,000 and $383,000, respectively, representing a increase of $62,000 or 16%. The increases in net income for both the three and nine months ended September 30, 1996 is an increase in operating results at the Partnership's mini-warehouse facilities combined with decreased interest expense.

     Rental income was $5,490,000 compared to $5,257,000 for the nine months ended September 30, 1996 and 1995, respectively, representing an increase of $233,000 or 4%. Rental income was $1,868,000 compared to $1,798,000 for the three months ended September 30, 1996 and 1995, respectively, representing an increase of $70,000 or 4%. These increases are primarily attributable to increases in rental rates and occupancy levels at the Partnership's mini-warehouse facilities. The weighted average occupancy levels at the mini-warehouse facilities were 89% and 86% for the nine months ended September 30, 1996 and 1995, respectively. Realized rent remained stable at $.78 per occupied square foot for the nine months ended September 30, 1996 and 1995 respectively.

     Other income decreased $262,000 for the nine months ended September 30, 1996 compared to the same period in 1995. The decrease in the nine months ended September 30, 1996 over 1995 is due to the recognition of $236,000 in income from unused insurance proceeds, combined with the recognition of $49,000 of business interruption income in the first quarter of 1995. The $236,000 of income is attributable to actual cost being lower than amounts received from insurance proceeds to reconstruct a real estate facility located in Miami, Florida, which was damaged by Hurricane Andrew in August 1992 (see Note 7 in the Notes to Condensed Financial Statements). Other income increased $10,000 for the three months ended September 30, 1996 over the same period in 1995. The increase is due to an increase in invested cash balances.

     Dividend income from marketable securities of affiliate increased $15,000 and $5,000 for the nine and three month periods ended September 30, 1996, respectively, compared to the same periods in 1995. These increases are attributable to an increase in the number of shares owned in 1996 compared to the same periods in 1995.

     Cost of operations (including management fees paid to affiliate) increased 28,000 or 2% to 1,659,000 from 1,631,000 for the nine months ended September 30, 1996 and 1995 respectively. This increase is mainly attributable to increases in repairs and maintenance, and advertising expenses. Cost of operations (including management fees paid to affiliate) increased $28,000 or 5% to $565,000 from $537,000 for the three months ended September 30, 1996 and 1995, respectively. These increases are mainly attributable to increases in payroll and advertising and promotion costs, partially offset by decreases in management fees paid to an affiliate.

     In 1995, the Partnership prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. The Partnership has expensed the prepaid management fees during the nine months ended September 30, 1996. The amount is shown as management fees paid to affiliate in the condensed statements of income. As a result of the prepayment, the Partnership saved approximately $26,000 in management fees, based on the management fees that would have been payable on rental income generated in the nine months ended September 30, 1996 compared to the amount prepaid.

                                     4-1

     Interest expense decreased $73,000 for the nine months ended September 30, 1996 compared to the same period in 1995 due to a lower outstanding loan balance in 1996 over 1995.

     In 1995, the Partnership incurred cost of $25,000 to conduct environmental assessments of its properties to evaluate the environmental condition of and potential environmental liabilities of such properties. Those assessments did not indicate any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations. No such cost was incurred in 1996.

     Year ended December 31, 1995 compared to year ended December 31, 1994: The Partnership's net income was $1,724,000 in 1995 compared to $1,208,000 in 1994, representing an increase of $516,000. The increase was primarily attributed to
(i) $236,000 of income recognized as a result of actual cost being lower than amounts received from insurance proceeds to reconstruct the Miami, Cutler/Ridge facility located in Florida which was damaged by Hurricane Andrew in August 1992 and (ii) $125,000 gain recognized on the sale of a portion of the Partnership's Pembroke, Florida property to the State of Florida in a condemnation proceeding during 1995. Also contributing to the increase in net income was an increase in property net operating income at the Partnership's mini-warehouse facilities combined with decreased interest expense and partially offset by environmental costs incurred on the Partnership's facilities in 1995 (see discussion below).

     During 1995, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) was $4,076,000 in 1995 compared to $3,923,000 in 1994, representing an increase of $153,000 or 4%. This increase was primarily attributable to an increase in rental income at the Partnership's mini-warehouse facilities partially offset by an increase in cost of operations and depreciation expense.

     Rental income was $7,045,000 in 1995 compared to $6,659,000 in 1994, representing an increase of $386,000 or 6%. The increase was primarily attributable to an increase in rental rates at the Partnership's facilities. The weighted average occupancy levels at the mini-warehouse facilities were 85% in 1995 and 1994. The monthly realized rent per occupied square foot averaged $.78 in 1995 compared to $.84 in 1994.

     Other income increased $88,000 in 1995 compared to 1994. This increase was primarily attributable to the recognition of $236,000 in income from unused insurance proceeds, as discussed above, offset by a lower amount of business interruption income recognized in 1995 over 1994. Included in other income is business interruption income of $49,000 in 1995 and $202,000 (net of certain costs and expenses of maintaining the Miami facility) in 1994.

     Dividend income from marketable securities of affiliate increased $70,000 in 1995 compared to 1994. This increase was mainly attributable to an increase in the number of shares owned in 1995 compared to 1994 and an increase in the dividend rate from $.21 to $.22 per quarter per share.

     Cost of operations (including management fees paid to an affiliate) increased $183,000 or 9% to $2,227,000 in 1995 from $2,044,000 in 1994. This increase was primarily attributable to increases in payroll, property tax, security costs, and repairs and maintenance.

     Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During 1995, the Partnership completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Partnership has expensed, as of December 31, 1995, an estimated $26,000 for known environmental remediation requirements. Although there can be no assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

                                     4-2

     Interest expense was $2,967,000 and $3,071,000 in 1995 and 1994, respectively, representing a decrease of $104,000 or 3%. The decrease was primarily a result of a lower outstanding loan balance in 1995 compared to 1994.

     Year ended December 31, 1994 compared to year ended December 31, 1993: The Partnership's net income was $1,208,000 in 1994 compared to $1,099,000 in 1993, representing an increase of $109,000. The increase was primarily due to an increase in property net operating income at the Partnership's mini-warehouse facilities combined with decreased interest expense.

     In 1992, a mini-warehouse facility located in Miami, Florida (Miami/Cutler Ridge) was damaged by Hurricane Andrew. In 1993, the Partnership reached a settlement with its insurance carrier for the damage sustained to the property and for business interruption while the facility was being rebuilt. The Partnership has received approximately $1,025,000 of insurance proceeds relating to business interruption. This amount is being recognized as income over the period from the time the facility was damaged through the time estimated that the project will be fully operating at a stabilized occupancy. Included in other income is business interruption insurance proceeds (net of certain costs and expenses of maintaining the facility) of $202,000 for 1994 and $398,000 for 1993. The facility recommenced operations in October 1994.

     During 1994, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) was $3,923,000 in 1994 compared to $3,801,000 in 1993, representing an increase of $122,000 or 3%. This increase was primarily attributable to an increase in rental revenue at the Partnership's mini-warehouse facilities partially offset by an increase in cost of operations and depreciation expense.

     Rental income was $6,659,000 in 1994 compared to $6,477,000 in 1993, representing an increase of $182,000 or 3%. The increase was primarily attributable to increased occupancy levels combined with increased rental rates at the Partnership's facilities. The weighted average occupancy levels at the mini-warehouse facilities were 85% in 1994 compared to 81% in 1993. The monthly realized rent per occupied square foot averaged $.84 in 1994 compared to $.78 in 1993.

     Dividend income from marketable securities of affiliate increased $106,000 in 1994 compared to 1993. This increase was mainly attributable to an increase in the number of shares owned in 1994 compared to 1993.

     Cost of operations (including management fees paid to an affiliate) increased $16,000 or 1% to $2,044,000 in 1994 from $2,028,000 in 1993. This increase was primarily attributable to increases in payroll, property tax and repairs and maintenance partially offset by a decrease in advertising expense.

     Interest expense was $3,071,000 and $3,137,000 in 1994 and 1993, respectively, representing a decrease of $66,000 or 2%. The decrease was primarily a result of a lower outstanding loan balance in 1994 compared to 1993.

Liquidity and Capital Resources
-------------------------------

     Cash flows from operating activities ($2,245,000 for the nine months ended September 30, 1996 and $1,899,000 for the year ended December 31, 1995) have been sufficient to meet all current obligations of the Partnership, including principal repayments of the Partnership's note payable. During 1996, the Partnership anticipates approximately $371,000 of capital improvements. During 1995, the Partnership's property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities operated by it. Such enhancements will include new signs, exterior color schemes, and improvements to the rental offices. Included in the 1996 capital improvement budget are estimated costs of $37,000 for such enhancements.

                                     4-3

     At September 30, 1996, the Partnership held 297,130 (including the November 1995 purchase) shares of common stock (marketable securities) with a fair value totaling $6,722,000 (cost basis of $3,791,000 at September 30, 1996) in Public Storage, Inc. (PSI). In November 1995, the Partnership purchased an additional 22,455 shares of PSI common stock at a cost of $399,000. The Partnership recognized $247,000 in dividends during 1995 and $196,000 for the nine months ended September 30, 1996.

     In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, 8 months of 1996 management fees at a cost of $265,000.

     In 1995, the Partnership sold a portion of its Pembroke, Florida property under a condemnation proceeding to the State of Florida. The Partnership received sales proceeds of $137,000, which was used to make an unscheduled principal payment on its mortgage note payable.

     In the third quarter of 1991, quarterly distributions were discontinued to enable the Partnership to increase its reserves for principal payments that commenced in 1990 and increase in subsequent years through 1998, at which time the remaining principal balance is due.

     The distributions in the aggregate to the Limited and General Partners for each of the prior years were as follows:

              1978                      $   167,000
              1979                        1,263,000
              1980                        2,196,000
              1981                        2,415,000
              1982                        2,635,000
              1983                        2,964,000
              1984                        3,568,000
              1985                        4,393,000
              1986                        4,314,000
              1987                        4,310,000
              1988                       32,660,000
              1989                          641,000
              1990                          371,000
              1991                          135,000
              1992                                -
              1993                                -
              1994                                -
              1995                                -
              1996                                -


     During 1988, the Partnership financed all of its properties with a $30,500,000 loan with fixed interest of 10.47 percent per annum. Net proceeds of $29,360,000 were distributed to the partners in October 1988 and are included in the 1988 distribution. At December 31, 1995, the outstanding balance of the mortgage note was $27,178,000, which matures on October 1, 1998.

                                     4-4

                                  SCHEDULE 5

           DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.

Name of Director                       Employer/Address/                  Current Position/
or Executive Officer                   Nature of Business                 Dates of Employment *
--------------------                   ------------------                 ---------------------
B. Wayne Hughes                        Public Storage, Inc.               Chairman of the Board and Chief
(Executive Officer and Director)       701 Western Avenue, Suite 200      Executive Officer
                                       Glendale, CA  91201-2397           11/91-present
                                                                          President and Chief Executive
                                       Real estate investment             Officer of PSI
                                                                          1978-11/95
                                                                          Officer of PSI and affiliates
                                                                          1972-11/95

Harvey Lenkin                          Public Storage, Inc.               President
(Executive Officer and Director)                                          11/91-present
                                       Real estate investment             Vice President of PSI
                                                                          1988-11/95
                                                                          Officer of PSI
                                                                          1978-11/95

Hugh W. Horne                          Public Storage, Inc.               Senior Vice President
(Executive Officer)                                                       from 11/13/95
                                       Real estate investment             Vice President
                                                                          1980-11/13/95
                                                                          Secretary
                                                                          1980-2/92
                                                                          Officer of PSI and affiliates
                                                                          1973-11/95

Marvin M. Lotz                         Public Storage, Inc.               Senior Vice President
(Executive Officer)                                                       from 11/16/95
                                       Real estate investment             Officer of affiliates of PSI
                                                                          9/83-11/95

David Goldberg                         Public Storage, Inc.               Senior Vice President and
(Executive Officer)                                                       General Counsel from 11/95
                                       Real estate investment             Counsel to PSI 6/91-11/95


A. Timothy Scott                       Public Storage, Inc.               Senior Vice President and Tax
(Executive Officer)                                                       Counsel from 11/96
                                       Real estate investment


Obren B. Gerich                        Public Storage, Inc.               Senior Vice President from 11/95
(Executive Officer)                                                       Vice President 1980-11/95
                                       Real estate investment             Chief Financial Officer
                                                                          1980-10/91
                                                                          Officer of PSI 1975-11/95

                                      5-1

Name of Director                       Employer/Address/                       Current Position/
or Executive Officer                   Nature of Business                      Dates of Employment *
--------------------                   ------------------                      ---------------------
John Reyes                             Public Storage, Inc.                    Senior Vice President and Chief
(Executive Officer)                                                            Financial Officer from 12/96
                                       Real estate investment                  Vice President and Controller
                                                                               11/95-12/96


Sarah Hass                             Public Storage, Inc.                    Vice President from 11/95
(Executive Officer)                                                            Secretary 2/92-present
                                       Real estate investment

Robert J. Abernethy                    American Standard Development           President
(Director)                              Company; Self Storage                  1977-present
                                        Management Company
                                       5221 West 102nd Street
                                       Los Angeles, CA  90045

                                       Developer and operator of mini-
                                       warehouses

Dann V. Angeloff                       The Angeloff Company                    President
(Director)                             727 West Seventh Street                 1976-present
                                       Suite 331
                                       Los Angeles, CA  90017

                                       Corporate financial advisory firm

William C. Baker                       Santa Anita Operating Company           Chairman and Chief Executive
(Director)                             285 West Huntington Drive               Officer
                                       Arcadia, CA 91007                       8/96-present

                                       Operator of the Santa Anita
                                        Racetrack

                                       Carolina Restaurant Enterprises,        Chairman and Chief Executive
                                        Inc.                                   Officer
                                       3 Lochmoor Lane                         1/92-present
                                       Newport Beach, CA 92660

                                       Franchisee of Red Robin
                                       International, Inc.

                                       Red Robin International, Inc.           President
                                       28 Executive Park, Suite 200            4/93-5/95
                                       Irvine, CA 92714

                                       Operate and franchise restaurants

                                      5-2

Name of Director                       Employer/Address/                  Current Position/
or Executive Officer                   Nature of Business                 Dates of Employment *
--------------------                   ------------------                 ---------------------
Uri P. Harkham                         The Jonathan Martin Fashion        President and Chief Executive
(Director)                              Group                             Officer
                                       1157 South Crocker Street          1975-present
                                       Los Angeles, CA  90021

                                       Design, manufacture and market
                                       women's clothing

                                       Harkham Properties                 Chairman of the Board
                                       1157 South Crocker Street          1978-present
                                       Los Angeles, CA  90021

                                       Real estate

          To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.

_______________

* The term "PSI" includes Public Storage, Inc. (formerly Storage Equities, Inc.) and its predecessors and their affiliates.

                                      5-3

          The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                       The First National Bank of Boston

              By Mail                        By Hand               By Overnight Courier
 The First National Bank of Boston      BancBoston Trust     The First National Bank of Boston
        Shareholder Services           Company of New York   Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway               150 Royall Street
         Mail Stop 45-02-53                 3rd Floor               Mail Stop 45-02-53
          Boston, MA 02105             New York, NY 10006            Canton, MA 02021


          Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                    The Soliciting Agent for the Offer is:

                       Christopher Weil & Company, Inc.
                                (800) 478-2605


          Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Hughes at his address and telephone number set forth below:

                                B. Wayne Hughes
                           c/o Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                (800) 421-2856
                                (818) 244-8080